SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 13, 2011 (January 10, 2011)
Date of Report
(Date of earliest event reported)
RED LION HOTELS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction	(Commission file number)	(I.R.S. Employer
of Incorporation)		Identification No.)
201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)
(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
On January 10, 2011, we amended our syndicated credit agreement with Credit Agricole Corporate and Investment Bank (formerly known as Calyon New York Branch), as Administrative Agent, and the lenders party thereto. We paid an initial fee of $112,500 in connection with the amendment, which modified the credit facility in the following respects, among others:
•	The commitment under the facility was reduced from $37.5 million to $30 million.
•	The maximum permissible total leverage ratio, which was scheduled to decrease to 4.75 to 1.0 on January 1, 2011, was fixed at 5.5 to 1.0 for the remaining term of the facility.
•	The maximum permissible senior leverage ratio, which was scheduled to decrease to 3.75 to 1.0 on January 1, 2011, was fixed at 4.25 to 1.0 for the remaining term of the facility.
•	Interest payable on Eurodollar borrowings was increased by 125 basis points to 450 basis points over LIBOR, while interest payable on base rate loans was also increased by 125 basis points to 350 basis points over the federal funds rate plus 0.5% or the prime rate, whichever is greater.
•	We agreed that, by June 24, 2011, we will pay off and terminate the facility or provide the Administrative Agent with satisfactory evidence that we have arranged for the repayment of the facility by its scheduled maturity on September 13, 2011.
•	With respect to certain other debt obligations in the aggregate amount of approximately $23.4 million that are scheduled to mature in 2011, we agreed as to each such obligation that, by June 24, 2011, we will either extend the maturity of the obligation to at least March 13, 2012, repay the obligation in full, or provide the Administrative Agent with satisfactory evidence that we have arranged for the repayment of the obligation by its scheduled maturity date.
•	We agreed that, if we sell any capital stock or dispose of or refinance any of our properties, we will apply 80% of the net cash proceeds to prepay the facility, and the commitment under the facility will be reduced by the amount of the prepayment. This agreement does not apply to certain dispositions such as the sale of inventory in the ordinary course of business and occasional sales of immaterial assets for fair market value.
In addition to the initial amendment fee, we agreed to pay 50 basis points times the then existing commitment if the facility is still in place on March 31, 2011 and 87.5 basis points times the then existing commitment if the facility is still in place on June 30, 2011.
The foregoing summary of the amendment is qualified by the express terms of the amendment, which is filed as Exhibit 10 to this current report.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits.

Exhibit No.	Exhibit
10	Second Amendment dated January 10, 2011 to Credit Agreement among the Registrant, Credit Agricole Corporate and Investment Bank, Sole Lead Arranger and Administrative Agent, KeyBank National Association, Documentation Agent, CIBC, Inc., Union Bank, N.A. and Wells Fargo Bank, National Association

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION
Dated: January 13, 2011	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit
10	Second Amendment dated January 10, 2011 to Credit Agreement among the Registrant, Credit Agricole Corporate and Investment Bank, Sole Lead Arranger and Administrative Agent, KeyBank National Association, Documentation Agent, CIBC, Inc., Union Bank, N.A. and Wells Fargo Bank, National Association